Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is dated as of July 30, 2012 (the “Effective Date”) by and between SCOTT M. COOLEY, an individual (“Seller”), and INTEGRATED SILICON SOLUTION, INC., a Delaware corporation (“Buyer”).

IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

1. Property Included in Sale. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

A. that certain land consisting of approximately 2.85 acres, located in the City of Milpitas, County of Santa Clara, California, commonly known as 1623 Buckeye Drive, and more particularly described in attached Exhibit A (the “Real Property”);

B. all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the Real Property (collectively, the “Appurtenances”);

C. all improvements and fixtures located on the Real Property, including, without limitation, the building located on the Real Property containing approximately 55,612 square feet of net rentable area and all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air-conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on the Real Property, and along with all on-site parking (collectively, the “Improvements”);

D. all personal property owned by Seller located on or in or used in connection with the Real Property and Improvements (the “Personal Property”); and

E. any intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Real Property, Improvements or Personal Property and, to the extent approved by Buyer pursuant to this Agreement, any contract or lease rights, and other documents affecting in any way a right to occupy any portion of the Improvements (collectively, the “Leases”), and Seller’s interest in all security deposits and prepaid rent, if any, under the Leases and any and all guaranties of the Leases), management agreements, utility contracts or other agreements or rights relating to the ownership, use and operation of the Property, including, without limitation, reports, warranties (including, without limitation, warranties for the roof, windows, new lobby doors, parking lot and landscaping), indemnities, permits, plans, insurance proceeds, if any, and condemnation awards (collectively, the “Intangible Property”).

All of the items referred to above are collectively referred to as the “Property.”

2. Purchase Price.

A. The purchase price of the Property is Six Million Six Hundred Thousand Dollars ($6,600,000) subject to reduction by any credits due Buyer hereunder (the “Purchase Price”).

B. The Purchase Price shall be paid as follows:

(i) Within three (3) business days after Buyer’s receipt of a fully executed original of this Agreement (the “Full Execution Date”), Buyer shall deposit in escrow with First American Title Company at 1737 N. First Street #500, San Jose, CA 95112, Attention: Liz Zankich (“Title Company”), a deposit in the amount of One Hundred Thousand Dollars ($100,000) ( the “Deposit #1”). On or before one (1) business day following the expiration of the Due Diligence Period (as defined below) provided that Buyer has given the Approval Notice (as defined below), Buyer shall cause an additional One Hundred Thousand Dollars ($100,000) (the “Deposit #2”) in immediately available funds to be delivered into escrow. Deposit #1 and Deposit #2 as each of said amounts are received by escrow shall be referred to as the “Deposit”. The Deposit shall be held in an interest-bearing account and interest accruing thereon shall be held for the account of Buyer. In the event the sale of the Property as contemplated hereunder is consummated, the Deposit plus interest accrued thereon shall be credited against the Purchase Price. The balance of the Purchase Price shall be paid to Seller in immediately available funds at the closing of the purchase and sale contemplated hereunder (the “Closing”).

C. Contemporaneously with the delivery of Deposit #1, Buyer shall pay to Seller as further consideration for this Agreement, in cash, the sum of One Hundred Dollars ($100.00) (the “Independent Consideration”), in addition to the Deposit and the Purchase Price and independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is non-refundable under any circumstances, but shall be applied against the Purchase Price. Buyer and Seller agree that the Independent Consideration, together with the mutual covenants and agreements set forth herein, are adequate to prevent this Agreement from constituting a revocable option to purchase the Property.

3. Title to the Property.

A. At the Closing, Seller shall convey to Buyer or its designee marketable and insurable fee simple title to the Real Property, the Appurtenances and the Improvements, by duly executed and acknowledged grant deed substantially in the form of attached Exhibit B (the “Deed”). As a condition to Buyer’s obligation to consummate the purchase of the Property, the Title Company shall issue to Buyer an ALTA Owner’s Policy of Title Insurance (2006 Form) in the amount of the Purchase Price (the “Title Policy”), at no more than the Title Company’s standard rates, insuring fee simple title to the Real Property, the Appurtenances and the Improvements in Buyer or its designee, subject only to such exceptions as Buyer shall approve pursuant to Section 4(F) below (the “Permitted Encumbrances”). The Title Policy shall provide full coverage against mechanics’ and materialmen’s liens arising out of the construction, repair or alteration of any of the Improvements including any tenant improvements therein and shall contain such special endorsements as Buyer may reasonably require (the “Endorsements”).

B. At the Closing, Seller shall transfer title to the Personal Property by a bill of sale in the form attached hereto as Exhibit C (the “Bill of Sale”), such title to be free of any liens, encumbrances or interests.

C. At the Closing, Seller shall transfer the Intangible Property and any Service Contracts that Buyer elects to assume hereunder by such instruments as Buyer may determine to be necessary, including, without limitation, an assignment in the form of attached Exhibit D (the “Assignment”), such title to be free of any liens, encumbrances or interests.

4. Due Diligence and Title Review.

A. The period commencing as of the Effective Date and continuing through the date that is sixty (60) days after the later of (i) three (3) days after Seller’s delivery of all required Seller Due Diligence Materials set forth below and (ii) the Full Execution Date (the “Due Diligence Date”) shall be referred to as the “Due Diligence Period”. Buyer and its agents, employees, representatives and contractors shall be permitted to commence due diligence with respect to the Property during the Due Diligence Period, and, provided that Buyer delivers the Approval Notice, thereafter until the Closing. All the costs of Buyer’s tests and inspections of the Property, are to be paid for by Buyer, except that Buyer and Seller shall share equally in the cost of a Phase I environmental assessment and appraisal. In the event Buyer raises in writing a specific objection to the condition of the Property, then Buyer shall provide Seller with copies of reports prepared for Buyer by third parties. Notwithstanding the foregoing, Buyer shall not be required to provide Seller with copies of internal reports prepared by Buyer or its employees or consultants.

B. Seller agrees to deliver to Buyer all of the following due diligence materials to the extent the same are in Seller’s possession or reasonable control (the “Seller Due Diligence Materials”): (i) “as-build” drawings for the Property to consist of all architectural, structural, landscaping, mechanical, electrical and plumbing drawings, and all drawings for existing tenant improvements, including up-to-date permits, certificates of occupancy and similar materials that Seller has in its possession, (ii) all existing property management/service contract agreements (the “Service Contracts”), (iii) the property tax bill with all supplemental tax bills , (iv) operating statements and capital expenditures for 2010-2011 and budgeted for 2012 and (v) all existing environmental and physical condition reports (i.e. past Phase I reports) and notices.

C. Buyer shall have the right during the Due Diligence Period to make such investigations, studies and tests with respect to the Property as Buyer deems necessary or appropriate to determine the feasibility of purchasing the Property, including, without limitation, review and approval of the Seller Due Diligence Materials and the following matters (collectively, the “Due Diligence Materials”):

(i) all utility contracts, maintenance contracts, leasing contracts, and brokerage and leasing commission agreements which may continue after Closing, certificates of occupancy, presently effective warranties or guaranties received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements or any tenant improvements, reports of insurance carriers insuring the Property and each portion thereof respecting the claims history of the Property, if any, environmental reports, soils reports, insurance policies, insurance certificates of tenants, and other contracts or documents of significance to the Property, and such other information relating to the Property that is specifically and reasonably requested by Buyer of Seller during the Due Diligence Period to the extent such information either is in the possession or reasonable control of Seller;

(ii) the structural, mechanical, plumbing, electrical and other physical characteristics and condition of the Property, structural calculations for the Improvements, if any, drawings, site plans, engineering reports and plans, property reports, landscape plans, and floor plans, and certified copies of the as-built plans and specifications for the Property (the “Plans”);

(iii) the environmental condition of the Property, including, without limitation, Phase I and Phase II environmental assessments;

(iv) all governmental permits and approvals relating to the construction, operation, use or occupancy of the Property, including but not limited to ADA compliance documentation, seismic compliance documentation, and all annexation, zoning, land-use, subdivision, environmental, building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Property; and

(v) a schedule (the “Schedule of Agreements”) setting forth an exclusive list of all of the Service Contracts that shall be assigned to, and assumed by, Buyer at Closing, as it may be updated by Buyer (the “Assumed Contracts”). Buyer shall have the right to deliver written notice to Seller during the Due Diligence Period of any Service Contracts that must be added to or deleted from the Schedule of Agreements.

D. If Buyer decides to conduct a Phase I environmental assessment, then it shall arrange for such assessment to commence within twenty (20) days after the Full Execution Date. If the results of the Phase I are unsatisfactory or inconclusive or recommend further action, Buyer shall have the right, at its sole cost and expense, to obtain a Phase II environmental investigation, which Buyer shall make reasonable efforts to complete within thirty (30) days, if possible, after Buyer’s receipt of the Phase I assessment.

E. Notwithstanding anything in this Agreement to the contrary, Buyer shall have the right to terminate this Agreement at any time and for any reason during the Due Diligence Period, upon written notice to Seller. In the event this Agreement terminates pursuant to this Section 4 then, subject to the provisions of Section 6, Seller shall pay any title and escrow fees, the Title Company shall immediately return the Deposit, plus all interest thereon to Buyer, Buyer shall return to Seller all Due Diligence Materials that Buyer received from Seller and neither party shall have any further rights or obligations hereunder. This Section 4 is subject to, and shall not serve to modify or limit, any right or remedy of Buyer arising under Section 6(B) of this Agreement.

F. Within three (3) days after the Effective Date, Seller shall deliver to Buyer at Seller’s sole cost and expense (i) a current preliminary title report on the Real Property, issued by the Title Company, accompanied by copies of all documents referred to in the report and a copy of the most recent tax bill for the Real Property, including any supplemental tax bills and information regarding any assessments affecting the Real Property (collectively, the “Preliminary Report”), and (ii) copies of all existing and proposed easements, encumbrances, covenants, conditions, and restrictions, as well as agreements or other documents which affect title to the Property and which are not disclosed by the Preliminary Report. Buyer shall further have the right to obtain a current ALTA survey of the Real Property and Improvements, and Buyer and its engineers shall be permitted access to the Property from and after the Effective Date for purposes of performing such survey.

Buyer shall have the right to advise Seller, within thirty (30) days after receipt of the Preliminary Report and related materials listed above, what exceptions to title, if any, will be accepted by Buyer. Seller shall have three (3) days after receipt of Buyer’s objections to give Buyer: (i) evidence satisfactory to Buyer of the removal of all objectionable exceptions from title or that such exceptions will be removed on or before the Closing Date; or (ii) notice that Seller elects not to cause such exceptions to be removed. If Buyer does not deliver a notice to Seller as to title exceptions it will not accept, or does not terminate this Agreement following delivery of such notice, Buyer shall be deemed to have approved all exceptions shown on the Preliminary Report delivered by Seller above that Seller does not agree to remove. If Seller shall give notice pursuant to clause (i) and shall fail to remove any such objectionable exceptions from title prior to the Closing Date, and Buyer is unwilling to take title subject thereto, Seller shall be in default and Buyer shall have the rights and remedies set forth in Section 6 below. Notwithstanding anything to the contrary herein, Seller shall remove and pay, at its sole cost and expense, as of the Closing, all liens evidencing any deed of trust (and related documents) or mortgages securing financing, as well as all judgment liens, mechanics’ liens and liens evidencing delinquent taxes and all assessments affecting the Property.

G. On or prior to the Due Diligence Date, Buyer shall have the right to deliver to Seller, in its sole and absolute discretion, written approval of all inspections, investigations, tests and studies with respect to the matters set forth in this Article 4 (the “Approval Notice”). In the event Buyer has not provided Seller, by 5:00pm PST on the Due Diligence Date, with the Approval Notice, Buyer’s inspections, investigations, tests and studies set forth in this Article 4 shall be deemed to be disapproved, and this Agreement shall terminate, all rights and obligations hereunder of each party shall be at an end (except those matters which are specifically stated in this Agreement to survive the termination), the Deposit shall be promptly returned to Buyer and each party shall bear its own costs incurred hereunder. If Buyer timely gives the Approval Notice to Seller, then Buyer shall be considered to have elected to proceed with the purchase of the Property in accordance with the provisions of this Agreement.

5. Conditions to Closing. The following conditions are precedent to Buyer’s obligation to purchase the Property (the “Conditions Precedent”):

A. Seller shall be the owner of fee simple title to the Property and there shall be no lien, encumbrance or other claim affecting title to the Property other than the Permitted Encumbrances. The Title Company shall have delivered to Buyer either (a) the Title Policy with the Endorsements, or (b) the Title Company’s irrevocable commitment to issue the Title Policy with the Endorsements.

B. All of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date.

C. Seller shall have performed all of its other covenants and obligations as set forth in this Agreement.

D. The physical condition of the Property shall be substantially the same on the day of Closing as on the date of Buyer’s execution of this Agreement, reasonable wear and tear and loss by casualty excepted (subject to the provisions of Section 10 below), and, as of the day of Closing, to Seller’s knowledge, there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened, which after Closing would, in Buyer’s sole discretion, materially adversely affect the value of the Property or the ability of Buyer to operate the Property in the manner in which it is currently being operated, and, to Seller’s knowledge, no proceedings shall be pending or threatened which could or would cause the redesignation or other modification of the zoning classification of, or of any building or environmental code requirements applicable to, any of the Property or any property adjacent to the Property.

E. To Seller’s knowledge, no third party shall have made any claims with respect to Seller, Buyer or the Property with respect to the sale, leasing, transfer development or operation of the Property.

The Conditions Precedent contained in this Section 5 are intended solely for the benefit of Buyer. Subject to the provisions of Section 6 below, if any of the Conditions Precedent is not satisfied, Buyer shall have the right, in its sole discretion, either to waive in writing the Condition Precedent and proceed with the purchase or terminate this Agreement, in which event Seller shall pay any reasonable title and escrow fees, the Title Company shall immediately return the Deposit, plus all interest thereon to Buyer, Buyer shall return to Seller all Due Diligence Materials that Buyer received from Seller, and neither party shall have any further rights or obligations hereunder.

6. Remedies.

A. In the event the sale of the Property is not consummated after Buyer’s waiver of the conditions to Buyer’s obligations, including the expiration of the Due Diligence Period, because of a default by Buyer of its obligation to purchase the Property, the Deposit and the interest accrued thereon shall be paid to and retained by Seller as liquidated damages. The parties have agreed that Seller’s actual damages, in the event of a default by Buyer, would be extremely difficult or impracticable to determine. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER. SELLER WAIVES ALL OTHER REMEDIES AGAINST BUYER FOR BUYER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THIS AGREEMENT.

INITIALS:                                          Seller     /s/ JC                    Buyer     /s/ SC

B. In the event the sale of the Property is not consummated because of a default on the part of Seller, Buyer may either (1) terminate this Agreement, by delivery of notice of termination to Seller, whereupon (A) Buyer’s Deposit plus interest accrued thereon shall be immediately returned to Buyer, and (B) Seller shall pay to Buyer any title, escrow, legal, environmental assessment, and inspection fees incurred by Buyer and any other expenses incurred by Buyer in connection with the negotiation of this agreement and the performance of its due diligence review of the Property, and neither party shall have any further rights or obligations hereunder, or (2) continue this Agreement and sue for specific performance and/or damages hereunder, including Buyer’s costs and expenses incurred hereunder.

7. Closing and Escrow.

A. The date of the Closing (the “Closing Date”) shall be the date that is thirty (30) days after the expiration of the Due Diligence Period, unless otherwise mutually agreed upon by both parties. Notwithstanding the foregoing, in the event that additional time is needed for Seller to satisfy the Conditions Precedent or to effectuate the 1031 exchange described in Section 18(M), Seller shall have the right upon ten (10) days prior written notice to Buyer, to extend the Closing Date for a period not to exceed thirty (30) days. If the Closing has not occurred by the Closing Date, as extended pursuant to the foregoing sentence, then such delay shall constitute a default by Seller under this Agreement and Buyer shall have all rights and remedies set forth in Section 6(B) herein.

B. Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company and this Agreement shall serve as instructions to the Title Company (as the escrow holder for consummation of the purchase and sale contemplated hereby). Seller and Buyer agree to execute such additional escrow instructions as may be appropriate to enable the escrow holder to comply with the terms of this Agreement; provided, however, that in the event any conflict between such additional instructions and the terms of this Agreement, the terms of this Agreement shall prevail.

C. At or before the Closing, Seller shall deliver to Buyer the following documents:

(i) a duly executed and acknowledged Deed, subject only to the Permitted Encumbrances;

(ii) a duly executed Bill of Sale;

(iii) a duly executed Assignment;

(iv) originals of the Service Contracts and any other relevant original Due Diligence Materials not previously delivered to Buyer pursuant to Section 5 above;

(v) an affidavit that Seller is not a “foreign person” within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986 and is not subject to withholding under California or U.S. tax law in form reasonably acceptable to Buyer, duly executed by Seller;

(vi) such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller and its partners and/or shareholders as shall be reasonably required by Buyer and/or the Title Company;

(vii) a closing statement in form and content satisfactory to Buyer and Seller; and

(viii) any other instruments, records or correspondence called for hereunder which have not previously been delivered or which otherwise may be necessary and appropriate to complete the Closing of the transactions contemplated herein.

Buyer may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.

D. At or before the Closing, Buyer shall deliver to Seller the following documents:

(i) a duly executed Assignment;

(ii) a closing statement in form and content satisfactory to Buyer and Seller; and

(iii) the remaining Purchase Price.

E. Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof. All documents to be delivered at Closing and all payments to be made under this Agreement shall be delivered into escrow with the Title Company.

F. The following are to be apportioned as of the Closing Date, as follows:

(i) Utility Charges. Seller shall cause all the utility meters to be read on the Closing Date, and will be responsible for the cost of all utilities used prior to the Closing Date, except to the extent such utility charges are billed to and paid by tenants directly.

(ii) Other Apportionments. Amounts payable under the Assumed Contracts, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), insurance premiums (as to those policies, if any, that Buyer continues after the Closing), and liability for other Property operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date. Buyer shall pay for the cost of the ALTA portion of the Title Policy and the Endorsements and recording fees for the Deed, and Seller shall pay one hundred percent (100%) of the premium for the CLTA portion of the Title Policy (excluding Endorsements), as well as all sales tax (if any) on the Personal Property, all escrow fees, the cost of any County and City transfer taxes or other taxes applicable to the sale or transaction and any recording fees for any instruments necessary to clear title or remove the lien of any mortgage indebtedness. Seller shall also be responsible for all costs incurred in connection with the prepayment or satisfaction of any loan or bond secured by the Property, including, without limitation, any prepayment fees, penalties or charges. All other costs and charges of the escrow for the sale not otherwise provided for in this Section or elsewhere in this Agreement shall be allocated in accordance with the closing customs for Santa Clara County.

(iii) Real Estate Taxes and Special Assessments. General real estate taxes and assessments payable for all tax years ending prior to the Closing Date shall be paid by Seller. General real estate taxes and assessments payable for the tax year containing the Closing Date shall be prorated by Seller and Buyer as of the Closing Date.

(iv) Preliminary Closing Adjustment. Seller and Buyer shall jointly prepare a preliminary Closing adjustment on the basis of any sources of income and expenses, and shall deliver such computation to the Title Company prior to Closing.

(v) Post-Closing Reconciliation. If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be estimated prior to the Closing and re-calculated as soon after the Closing Date as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

(vi) Survival. The provisions of this Section 7 shall survive the closing.

8. Representations and Warranties of Seller. Seller hereby represents and warrants to and covenants with Buyer as follows:

A. Seller has the full power to execute and deliver and fully perform its obligations under this Agreement, and this Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms.

B. There is no agreement to which Seller is a party or, to Seller’s actual knowledge, which is binding on Seller, that would be in conflict with the Agreement.

C. Seller has not received any actual notice of any pending or threatened litigation, which would materially and adversely affect the Property, including any notification by anyone concerning environmental matters, including but not limited to contamination, surface or sub-surface, or alleged contamination of the Property or any properties in close proximity to the Property. Seller has not received any written notice from any governmental authority and Seller is not aware of any violation of any law, regulation or code, including any building code with respect to the Property, which violation has not been cured.

D. Seller has not received any written notice from any governmental authority and Seller is not aware of any condemnation proceedings, pursuant to eminent domain or otherwise, that are threatened or currently pending with respect to the Property.

E. Seller has not entered into or assumed any Leases relating to the Property and there are no Leases affecting the Property.

F. There are no known major defects or deficiencies in the plumbing and other mechanical and electrical apparatus and appliances located on the Property, including stairs, elevators, hoists, lifts and other equipment to transport people or property, nor any defects in the roof, windows, exterior walls or structural components of the Improvements, and there are no leaks in the roof or windows that are currently known by Seller.

G. As of the Closing Date, there will be no outstanding contracts, written or oral, made by Seller for any improvements to the Property, which have not been fully paid for, and Seller will discharge (or cause to be discharged) and satisfy all of its obligations and liabilities under all Service Contracts for the Property before the Closing Date, except to the extent expressly assumed in writing by Buyer pursuant to this Agreement.

H. Seller has good and marketable fee simple title to the Property, free and clear of any lien, charge or other encumbrance (except for the Permitted Encumbrances) created or imposed during the period that Seller has owned the Property, and, to the best of Seller’s knowledge, during any prior period. No one, including any tenant, has any option or right of first refusal to purchase the Property.

I. To the best of Seller’s knowledge there has been no use, presence, disposal, storage, generation, manufacture or release (as those terms are used in the Environmental Laws) of Hazardous Materials, including, but not limited to, asbestos in any form, on, from or under the Property during the period that Seller has owned the Property or, to the best of Seller’s knowledge, during any prior period. There are no underground storage tanks on the Property For the purposes hereof, “Environmental Laws” shall mean all federal, state, local or administrative agency ordinances, laws, rules, regulations, orders and requirements relating to environmental conditions or Hazardous Material. For the purposes hereof, “Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state, local or administrative agency ordinance or law; or any regulation, order, rule or requirement adopted thereunder, as well as any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and “source,” “special nuclear” and “by-product” material as defined in the Atomic Energy Act of 1985, 42 U.S.C. §§ 3011 et seq.

J. To the best of Seller’s knowledge, there is no pending claim, action or litigation threatened against the Property for any reason.

K. Seller: (i) is not a person or entity with whom Buyer is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; and (ii) is not a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

Seller shall promptly notify Buyer of any change in any condition with respect to the Property or any event or circumstance which makes any representation or warranty of Seller as set forth in this Section 8 materially untrue or misleading or any covenant of Seller under this Agreement incapable of being performed.

9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows: Buyer is a duly organized and validly existing corporation under the laws of the State of Delaware and is in good standing under the laws of the State of California; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and are or at the Closing will be legal, valid and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is subject. Buyer: (i) is not a person or entity with whom Seller is restricted from doing business with under regulations of OFAC (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; and (ii) is not a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

10. Risk of Loss. Prior to the Closing, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this section. In the event any of the Property is damaged or destroyed prior to the Closing Date, and such damage or destruction would cost less than One Hundred Thousand Dollars ($100,000) to repair or restore, then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein; provided, however, Buyer shall receive a credit against the Purchase Price in an amount reasonably determined by Seller and Buyer (after consultation with unaffiliated experts) to be the cost of repairing such damage or destruction. In the event (A) any of the Property is damaged or destroyed prior to the Closing, and the cost of repair would exceed One Hundred Thousand Dollars ($100,000), or (B) if condemnation proceedings are commenced against any of the Property, then, notwithstanding anything to the contrary set forth in this section, Buyer shall have the right, at its election, either to terminate this Agreement or purchase the Property. Buyer shall have thirty (30) days after Seller notifies Buyer that an event described in the prior sentence has occurred to make such election by delivery to Seller of an election notice (the “Election Notice”). If Buyer does not elect to terminate this Agreement, Seller shall assign to Buyer all of its right, title and interest in and to all condemnation proceeds and credit against the Purchase Price an amount reasonably determined by Seller and Buyer (after consultation with unaffiliated experts) to be the cost of repairing such damage or destruction. Buyer’s failure to deliver the Election Notice within such thirty (30) day period shall be deemed an election to purchase the Property. In the event this Agreement is terminated pursuant to this section, Buyer and Seller shall each be released from all obligations hereunder, but Seller shall return the Deposit and all accrued interest thereon to Buyer.

11. Possession. Possession of the Property shall be delivered to Buyer on the Closing Date; provided, however, that prior to the Closing Date and from and after the Effective Date, Seller shall afford authorized representatives of Buyer reasonable access to the Property, upon not less than twenty-four (24) hours advance verbal notice, for purposes of satisfying Buyer with respect to the representations, warranties and covenants of Seller contained herein and with respect to the performance of Buyer’s due diligence investigations of the Property (including, without limitation, the drilling of test wells and the taking of soil and core and soil borings and conducting Phase 1 or Phase 2 environmental site assessments). Buyer hereby agrees to indemnify and hold Seller harmless from any damage or injury to persons or property caused by Buyer or its authorized representatives during their entry and investigations prior to the Closing, except with respect to any loss or liability incurred by Seller resulting from the existence of, or the mere discovery by Buyer or its representatives of, defects or other adverse conditions at the Property and except for the negligence or willful misconduct of Seller.

12. Maintenance of the Property; Cooperation. Between Seller’s execution of this Agreement and the Closing, Seller shall maintain the Property in good order, condition and repair, reasonable wear and tear excepted, and shall make all repairs, maintenance and replacements of the Improvements and any Personal Property and otherwise operate the Property in the same manner as before the making of this Agreement, as if Seller were retaining the Property. Seller shall not make any alterations to the Property, encumber the Property, or permit any change in the zoning, permitted uses or other entitlements affecting the Property between the Effective Date and the Closing. Buyer shall have the right to seek governmental approvals for any renovations or improvements to the Property, or variances for Buyer’s intended use of the Property, and Seller agrees to cooperate fully with Buyer in such efforts; provided, however, such activities will be at Buyer’s sole cost and not be binding on Seller or the Property should Buyer fail to close escrow.

13. Buyer’s Consent to New Contracts Affecting the Property; Termination of Existing Contracts.

A. Seller shall not, after the date of Seller’s execution of this Agreement, enter into any lease or contract, or any amendment to any other contract, or permit any tenant to enter into any sublease, assignment or agreement pertaining to the Property, or waive any rights of Seller under any contract, without in each case obtaining Buyer’s prior written consent thereto. Buyer agrees it shall not unreasonably withhold any such consent, except with respect to any leases, which consents may be withheld in Buyer’s sole discretion.

B. Seller shall terminate prior to the Closing, at no cost or expense to Buyer, any and all Service Contracts affecting the Property that are not listed on the Schedule of Agreements.

14. Insurance. Intentionally Omitted. (Seller is self-insured.)

15. Cooperation with Buyer. Seller shall cooperate and do all acts as may be reasonably required or requested by Buyer with regard to Buyer’s due diligence investigations of the Property and the fulfillment of any Condition Precedent including execution of any documents, applications or permits, but Seller’s representations and warranties to Buyer shall not be affected or released by Buyer’s waiver or fulfillment of any Condition Precedent. Seller hereby irrevocably authorizes Buyer and its agents to make all inquiries with and applications to any third party, including any governmental authority, as Buyer may reasonably require to complete its due diligence.

16. Indemnity. Seller hereby agrees to indemnify Buyer, and/or its agents, employees and contractors against, defend and hold Buyer and/or its agents, employees and contractors harmless from, all losses, damages, costs and expenses whatsoever including without limitation reasonable legal fees and disbursements, incurred by Buyer and/or its agents, employees and contractors which arise, result from or relate to (i) acts, occurrences or matters that took place or relate to any period prior to the Closing; (ii) any breach of any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement or (iii) any claims made by any third party with respect to the sale, leasing, transfer, development or operation of the Property arising through or under actions by Seller.

17. No Shop. Seller (including for this purpose its members, partners, affiliates, agents, contractors and employees) shall not offer any of the Property for lease or sale and shall not solicit, initiate, respond to or engage in any discussions with any third party with respect to the sale or lease of the Property, at any time prior to the termination of this Agreement.

18. Miscellaneous.

A. Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery or (ii) one (1) business day after being deposited with Federal Express or another reliable overnight courier service, and addressed as follows:

If to Seller:	Scott M. Cooley

With a copy to:

Attn:

If to Buyer:	Integrated Silicon Solution, Inc.
1940 Zanker Road
San Jose, CA 95112
Attn: Chief Financial Officer

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: Susan P. Reinstra, Esq.
Telephone: (650) 493-9300

or such other address as either party may from time to time specify in writing to the other.

B. Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with this transaction, through any real estate broker or person who can claim a right to a commission or finder’s fee in connection with the sale contemplated herein, except for Mr. Bob Steinbock and Mr. Mike Charters of CBRE (collectively, “Seller’s Broker”), and Mr. Bart Lammersen and Mr. Conor Flannery of Jones Lang LaSalle (“Buyer’s Broker”). At Closing, Seller shall pay commissions to Seller’s Broker and Buyer’s Broker from the Closing proceeds pursuant to the terms of a separate agreement. In the event that any other broker or finder perfects a claim for a commission or finder’s fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending the same. The provisions of this paragraph shall survive the Closing.

C. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Buyer shall have the right, without notice to Seller, to assign its right, title and interest in and to this Agreement to a subsidiary, parent or affiliate at any time before the Closing Date.

D. Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

E. Continuation and Survival of Representations and Warranties. All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months. All statements contained in any certificate or other instrument delivered at any time by or on behalf of Seller in conjunction with the transaction contemplated hereby shall constitute representations and warranties hereunder.

F. Confidentiality. Buyer and Seller agree that each shall maintain the confidentiality of its negotiations and agreements regarding the Property, including (but not limited to) the terms of this Agreement and of the Letter of Intent dated June 25, 2012 executed by Buyer and Seller or their respective brokers or agents (the “Letter of Intent”), and shall not disclose the terms of this Agreement or the Letter of Intent to any person or entity, except (x) to their respective lenders, creditors, partners, members, officers, employees, agents, consultants, government agencies, and/or officials, attorneys, accountants, outside vendors, including general contractors, sub-contractors, equipment vendors, and exchange facilitators, (y) as may be required by law, or (z) to enforce any right or obligation arising out of or relating to this Agreement. Seller shall not issue any press release concerning the transaction contemplated by this Agreement without the prior consent of Buyer, nor shall Seller use the name of Buyer in a press release or public announcement, without the prior written consent of Buyer, which consents may be given or withheld in Buyer’s sole discretion.

G. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

H. Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

I. Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys’ fees.

J. Time. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of California, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

K. Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

L. Marketing. Seller agrees not to negotiate with, market or show the Property or to any other prospective purchasers during the term of this Agreement.

M. 1031 Exchange. The parties acknowledge that either Buyer or Seller may wish to consummate its purchase or sale of the Property, respectively, as part of a qualified tax-deferred exchange under Section 1031 of the Internal Revenue Code. In such event, each party will cooperate reasonably with the other party in such efforts, provided (i) such exchange will be without additional cost, expense or liability to the cooperating party and will not delay the Closing (other than pursuant to Seller’s right to extend the Closing Date pursuant to Section 7 above) or otherwise adversely affect the rights of the cooperating party under this Agreement and (ii) Buyer will not be required to take title to any other property in so cooperating with Seller. Without limiting the foregoing, each party acknowledges and agrees that the other party shall have the right to assign its right to purchase or sell the Property, as applicable, to a “qualified intermediary”. Notwithstanding the foregoing, the requesting party shall indemnify and hold the other harmless for, from and against any claim, demand, cause of action, liability or expense (including attorneys’ fees) in connection with a requested exchange, including, without limitation, any increase in escrow fees or charges resulting from such exchange.

N. “As-Is” Acknowledgement; Release. Buyer acknowledges and agrees that except as expressly set forth in this Agreement or in agreements delivered at the close of escrow, Seller does not make any representations, warranties, promises, covenants, agreements, or guarantees of any kind or character whatsoever, that are expressed or implied, oral or written, past, present, or future of, as to, concerning, or with respect to Property or the condition of the Property. Buyer further acknowledges and agrees that, except for representations and covenants in this Agreement, the sale of the Property is made on an “as is” and “where is” and “with all faults.” It is understood and agreed that the purchase price has been adjusted by prior negotiations to reflect that the Property is sold by Seller and purchased by Buyer and subject to the foregoing. The provisions of this subsection shall survive the close of escrow.

Buyer as of the close of escrow, on behalf of itself, its heirs, executors, successors, and assigns, does hereby waive, release, and forever discharge Seller, and Seller’s agents and employees, from any and all claims, actions, causes of action, demands, liabilities, damages, costs, expenses, penalties, or compensation whatsoever, including attorneys’ fees, whether direct or indirect, known or unknown, foreseeable or unforeseeable, which Buyer may have at close of escrow or which may arise in the future on account of or in any way related to or connected with the Property, or the purchase and sale of the Property, including, without limitation, any matters described above. In such regard, Buyer hereby waives the protection of California Civil Code Section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding the foregoing, no release or waiver by Buyer set forth herein shall constitute a release or waiver of (a) Seller’s performance of its covenants under this Agreement, (b) any fraud by Seller in connection with this Agreement or (c) any representations by Seller in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Buyer:

INTEGRATED SILICON SOLUTION, INC., a Delaware corporation

By: /s/ Scott D. Howarth

Its: Chief Executive Officer

Seller:

/s/ Scott M. Cooley
SCOTT M. COOLEY, an individual

LIST OF EXHIBITS

Exhibit A    -    Legal Description of Real Property

Exhibit B    -    Form of Grant Deed

Exhibit C    -    Form of Bill of Sale

Exhibit D    -    Form of Assignment of Service Contracts and Intangible Property

EXHIBIT A

LEGAL DESCRIPTION OF THE REAL PROPERTY

Real property in the City of Milpitas, County of Santa Clara, State of California, described as follows:

PARCEL 2 AS SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP BEING A RESUBDIVISION OF PARCEL 3 AS SHOWN ON MAP ENTITLED ‘PARCEL MAP RECORDED IN BOOK 463 OF MAPS AT PAGES 27 AND 28, SANTA CLARA COUNTY RECORDS”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, ON APRIL 17, 1981, IN BOOK 483 OF MAPS AT PAGES 5 AND 6.

APN: 086-03-061

EXHIBIT B

FORM OF GRAND DEED

RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO:

Attention:

MAIL TAX STATEMENTS TO:

Attention:

(Above Space For Recorder’s Use Only)

GRANT DEED

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, SCOTT M. COOLEY, an individual (“Grantor”), hereby grants to INTEGRATED SILICON SOLUTION, INC., a Delaware corporation (“Grantee”), that certain real property (the “Property”) located in the City of Milpitas, Santa Clara County, California, commonly known as 1623 Buckeye Drive, and more particularly described in Exhibit A attached hereto and incorporated herein by reference, together with (a) all rights, privileges and easements appurtenant to the Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Property and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing Property and (b) all improvements and fixtures located on the Property.

DATED:                    , 2012

SCOTT M. COOLEY, an individual

EXHIBIT A to FORM OF GRANT DEED

Legal Description

Real property in the City of Milpitas, Santa Clara County, California, commonly known as 1623 Buckeye Drive, described as follows:

PARCEL 2 AS SHOWN UPON THAT CERTAIN MAP ENTITLED “PARCEL MAP BEING A

RESUBDIVISION OF PARCEL 3 AS SHOWN ON MAP ENTITLED ‘PARCEL MAP RECORDED IN

BOOK 463 OF MAPS AT PAGES 27 AND 28, SANTA CLARA COUNTY RECORDS”, WHICH MAP WAS

FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA,

STATE OF CALIFORNIA, ON APRIL 17, 1981, IN BOOK 483 OF MAPS AT PAGES 5 AND 6.

APN: 086-03-061

STATE OF CALIFORNIA	)
) ss.
COUNTY OF )

On             , 2012, before me,                     , a Notary Public in and for the state of California, personally appeared                     , who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature
Notary Public

EXHIBIT C

FORM OF BILL OF SALE

For good and valuable consideration the receipt of which is hereby acknowledged, SCOTT M. COOLEY, an individual (“Seller”), does hereby sell, transfer, and convey to INTEGRATED SILICON SOLUTION, INC., a Delaware corporation (“Buyer”), all Personal Property (the “Personal Property”) owned by Seller used in connection with the Real Property and Improvements. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Purchase Agreement dated as of                                              , between Seller and Buyer.

Seller warrants and represents that it currently holds title to the Personal Property free and clear of any liens or encumbrances and Seller does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND, all and singular, the title to the interests herein transferred unto Buyer, and its successors and assigns, against any person whomsoever, provided such person is claiming any such rights by, through or under Seller.

DATED this         day of                     , 2012

SCOTT M. COOLEY, an individual

EXHIBIT D

ASSIGNMENT OF SERVICE CONTRACTS,

AND INTANGIBLE PROPERTY

THIS ASSIGNMENT is made and entered into as of this 4th day of December, 2012, by SCOTT M. COOLEY, an individual (“Assignor”), and INTEGRATED SILICON SOLUTION, INC., a Delaware corporation (“Assignee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Purchase Agreement dated as of July 30, 2012 (the “Purchase Agreement”) by and between Assignor and Assignee.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, effective as of the Effective Date (as defined below), Assignor hereby assigns and transfers unto Assignee all of its right, title, claim and interest, free and clear of all liens, encumbrances or interests of others, in and under:

(A) all Intangible Property; and

(B) all of the Service Contracts listed in Exhibit A attached hereto.

ASSIGNOR AND ASSIGNEE FURTHER HEREBY AGREE AND COVENANT AS FOLLOWS:

1 In the event of any litigation between Assignor and Assignee arising out of this Assignment, the losing party shall pay the prevailing party’s costs and expenses of such litigation, including, without limitation, attorneys’ fees.

2 This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

3 This Assignment shall be governed by and construed and in accordance with the laws of the State of California.

4 For purposes of this Assignment, the “Effective Date” shall be the date of the Closing (as defined in the Purchase Agreement).

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

Assignor:

/s/ Scott M. Cooley
SCOTT M. COOLEY, an individual

Assignee:

INTEGRATED SILICON SOLUTION, INC., a Delaware corporation

By:	/s/ John M. Cobb

Its:	Chief Financial Officer

Exhibit A to Assignment

of Service Contracts and Intangible Property

List of Contracts

1.	Pest Control Contract, Crane Pest Control, 30 day cancellable, dated 2/10/2010

2.	Landscape Maintenance Contract, Flora Terra Landscape, 30 day cancellable, dated 3/1/2010

3.	HVAC Preventative Maintenance Contract, Legacy Mechanical, 30 day cancellable, dated 3/1/2010

4.	Janitorial Contract, Universal Janitorial, 30 day cancellable, dated 2/11/2010

5.	Elevator Contract, Thyssenkrupp Elevator, 30 day cancellable, dated 4/22/2010

6.	Security Patrol, U.S. Security Associates, 30 day cancellable, dated 6/17/2010

7.	Fire Monitoring Service, Peninsula Security, 30 day cancellable, dated 2/2/2010

8.	Exterior Lighting Maintenance, Wil-Cal, 30 cancellable, dated 6/29/2010

FIRST ADDENDUM TO PURCHASE AGREEEMENT

THIS FIRST ADDENDUM TO PURCHASE AGREEMENT (the “First Addendum”) is made as of the 12th day of October, 2012, by and between SCOTT M. COOLEY, an individual (“Seller”), and INTEGRATED SILICON SOLUTION, INC., a Delaware corporation (“Buyer”).

WHEREAS, Seller and Buyer entered into that certain Purchase Agreement dated July 30, 2012 (the “Purchase Agreement”), whereby Seller agreed to sell and Buyer agreed to purchase that certain land consisting of 2.85 acres, located in the City of Milpitas, County of Santa Clara, California, commonly known as 1623 Buckeye Drive, including the Appurtenances, Improvements, Personal Property and Intangible Property thereto (collectively the “Property”); and

WHEREAS, Seller and Buyer desire to enter into this First Addendum to, among other things, reduce the Purchase Price by $100,000 due to certain items discovered by Buyer during its inspection of the Property.

NOW, THEREFORE, in consideration of the respective agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

1. Undefined Terms. Unless otherwise defined herein, all capitalized terms used in this First Addendum shall have the definitions ascribed to them in the Purchase Agreement.

2. Property Repairs. In conducting its inspection of the Property, Buyer discovered a need to (i) repair damage to the elevator on the Property, (ii) remedy soil contamination caused by the elevator damage and related leakage, and (iii) remove and replace asbestos roof screens (collectively, the “Property Repairs”).

3. Reduction in Purchase Price. As a result of the Property Repairs, Seller agrees to reduce the Purchase Price of the Property set forth in Article 2 Section A. of the Purchase Agreement by one hundred thousand dollars ($100,000), resulting in a total Purchase Price of six million five hundred thousand dollars ($6,500,000). Such reduction in purchase price shall not affect any Deposits of Buyer and, rather, shall be made by a corresponding reduction in the funds payable by Buyer at Closing.

4. Release of Liability. Buyer acknowledges and agrees that, in exchange for such reduction in Purchase Price, Buyer does hereby waive, release, and forever discharge Seller, and Seller’s agents and employees, from any and all claims, actions, causes of action, demands, liabilities, damages, costs, expenses, penalties, or compensation whatsoever, including attorneys’ fees, whether direct or indirect, known or unknown, foreseeable or unforeseeable, which Buyer may have now, at close of escrow or which may arise in the future on account of or in any way related to or connected with the Property Repairs or underlying conditions giving rise to the need for the Property Repairs, including, without limitation, any rights or claims to indemnification of Buyer

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by Seller, any rights or remedies arising as a result of a breach or other violation by Buyer of the covenants, representations and warranties, or any other provision of the Purchase Agreement and any liabilities arising outside of the Purchase Agreement. In such regard, Buyer hereby waives the protection of California Civil Code Section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

/s/ JC	/s/ SC
Buyer’s Initials	Seller’s Initials

Notwithstanding the foregoing, no release or waiver by Buyer set forth herein shall constitute a release or waiver of (a) Seller’s performance of its covenants under the Purchase Agreement, (b) any fraud by Seller in connection with the Purchase Agreement or (c) any representations by Seller in the Purchase Agreement.

5. Approval Notice. Notwithstanding any timing or notification requirements set forth in the Purchase Agreement, this Addendum, upon full execution and delivery hereof by Buyer and Seller, shall be deemed Buyer’s delivery of an “Approval Notice” to Seller under Article 4 Section G. of the Purchase Agreement, constituting Buyer’s election to proceed with the purchase of the Property in accordance with the terms of the Purchase Agreement.

6. Conflict and Resolution. Except as modified herein, the Purchase Agreement shall remain in full force and effect and the parties hereto ratify and reconfirm the Purchase Agreement. In the event of any conflicts or inconsistencies between the provisions of the Purchase Agreement and this First Addendum, the provisions of this First Addendum shall control.

7. Counterparts. This First Addendum may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one agreement.

8. Governing Law. This First Addendum shall be governed by and construed in accordance with the laws of the State of California.

9. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their successors and permitted assigns.

10. Entire Agreement. This First Addendum sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

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[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this First Addendum as of the date first above written.

Buyer:

INTEGRATED SILICON SOLUTION, INC.,
a Delaware corporation

By:	/s/ John M. Cobb

Its:	Chief Financial Officer

Seller:	/s/ Scott M. Cooley

SCOTT M. COOLEY, an individual

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